                                                                EXHIBIT 10.1

                                PROMISSORY NOTE

$100,000,000                                                  September 30, 1996


         FOR VALUE RECEIVED, CONSECO, INC., an Indiana corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A. (SOUTH), a national banking association, its successors or assigns (the "Bank"), at such place or places as the Bank may designate) the maximum principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) or such lesser principal amount as may be borrowed and outstanding hereunder, on December 31, 1996 (the "Maturity Date").

         The proceeds of this Note shall be disbursed in one disbursement on the date hereof.

         The outstanding principal balance of this Note shall bear interest at the option of the Borrower at either the Base Rate or the Offshore Rate (Reserve Adjusted) plus the Offshore Rate Committed Margin. The Borrower shall select either of the foregoing rates from time to time by giving at least 3 Business Days' prior written notice to the Bank in the event of the selection of the foregoing interest rate based upon the Offshore Rate (Reserve Adjusted) or same Business Day's notice to the Bank in the event of the selection of the foregoing interest rate based upon the Base Rate. In the case of the selection by the Borrower of an interest rate based upon the Offshore Rate (Reserve Adjusted), such notice shall also select an Interest Period which shall be 1, 2 or 3 months. If the Borrower fails to make an interest rate election at the end of any applicable Interest Period, such failure shall constitute an election by the Borrower for an interest rate based upon the Base Rate until
the Borrower makes a subsequent election.   The terms and provisions of
Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and 5.9 of the Credit Agreement are incorporated herein by reference; provided, however, (i) all references contained therein to "any Bank", "such Bank", "each Bank", "the Banks", "a Bank" or the "Administrative Agent" shall refer to "the Bank", (ii) any reference contained therein to "no Bank shall" shall refer to "the Bank shall not", (iii) any reference contained therein to "the Amendment Effective Date" shall refer to "September 30, 1996", (iv) all references contained therein to "Defaulting Bank" or "Absolute Rate Loans" shall be deleted, (v) all references contained therein to "Offshore Rate Loans" shall refer to that portion of the principal balance of this Note which bears interest at a interest rate based upon the Offshore Rate (Reserve Adjusted),
(vi) all references contained therein to "this Agreement" shall refer to "this Note", (vii) all references to Section 15.4 and 15.5 are deleted and (viii) all other terms defined therein but not defined in this Note shall have their respective meanings as set forth in the Credit Agreement.

         For purposes hereof, the Offshore Rate Committed Margin (the "Offshore Rate Committed Margin") shall be determined based on the higher of the then current rating of the Borrower's Senior Notes (as defined in the Credit Agreement) by Standard & Poor's (as defined in the Credit Agreement) and Duff & Phelps (as defined in the Credit Agreement) as follows:

                                                       Offshore Rate
                                                      Committed Margin
                                                      ----------------
Standard & Poor's: A
Duff & Phelps:     A
               or above                                     .225%

Standard & Poor's: A-
Duff & Phelps:     A-                                       .275%

Standard & Poor's: BBB+
Duff & Phelps:     BBB+                                     .350%

Standard & Poor's: BBB
Duff & Phelps:     BBB                                      .375%

Standard & Poor's: BBB-
Duff & Phelps:     BBB-                                     .475%

Standard & Poor's: BB+
Duff & Phelps:     BB+
               or below                                     .75%

provided, however, in the event of a split by Standard & Poor's and Duff & Phelps of more than one rating level, the Offshore Rate Committed Margin will be based on the level one rating below the highest level. Any adjustment in the Offshore Rate Committed Margin as a result of a change in the rating of the Borrower's Senior Notes by Moody's and/or Standard & Poor's shall be effective as of the effective date of the change in such rating.

         Accrued interest hereunder shall be payable on each Interest Payment Date. Whenever a payment on this Note is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day with interest accruing to the date of payment. Interest hereunder with respect to that portion of the loan which bears interest at the Offshore Rate (Reserve Adjusted) plus the Offshore Rate Committed Margin shall be computed for the actual number of days elapsed on the basis of a 360-day year. Interest hereunder with respect to that portion of the loan which bears interest at the Base Rate shall be computed for the actual number of days elapsed on the basis of a 365-day year.

         Notwithstanding the provisions contained herein, in the event of the occurrence of an Event of Default under Section 12.1.3 of the Credit Agreement or the occurrence of any other Event of Default hereunder, the Borrower hereby promises to pay, automatically in the case of an Event of Default under Section
12.1.3 of the Credit Agreement or upon demand therefor by the Bank for any other Event of Default hereunder, interest on the unpaid principal amount of this Note (and interest thereon to the extent permitted by law) for the period commencing on the date of such Event of Default under Section 12.1.3 of the Credit Agreement or such demand by the Bank until such principal amount is paid in full or such applicable Event of Default is waived by the Bank at a rate per annum equal to the Base Rate from time to time in effect plus two percent (2%) per annum.

         For purposes hereof the following terms shall have the following meanings:

                 (a) "Base Rate" shall have the meaning given to such term in the Credit Agreement;

                 (b) "Business Day" shall have the meaning given to such term in the Credit Agreement;

                 (c) "Credit Agreement" means that certain Credit Agreement, dated as of April 12, 1996, among the Borrower, the financial institutions party thereto, and the agents party thereto, providing for a revolving line of credit of $500,000,000.00, as modified pursuant to the terms of that certain letter agreement, dated September 30, 1996, by and among the Borrower, such financial institutions and such agents;

                 (d) "Interest Payment Date" means (i) as to any portion of this Note which bears interest at the Base Rate, the last Business Day of each calendar month and the Maturity Date and (ii) as to any portion of this Note which bears interest at the Offshore Rate (Reserve Adjusted) plus the Offshore Rate Committed Margin, the last day of each Interest Period applicable to such portion and the Maturity Date;

                 (e) "Interest Period" means with respect to the selection of an interest rate based upon the Offshore Rate (Reserve Adjusted), the period commencing on the first date of application of such selection and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Borrower may elect, and thereafter, each period commencing on the last day of the next preceding Interest Period for such interest rate selection and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Borrower may elect; provided, however, that each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless the next succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided further, the Borrower shall not be entitled to select an Interest Period which extends beyond the Maturity Date;

                 (f) "Maturity Date" shall have the meaning given to such term in the first paragraph of this Note;

                 (g) "Offshore Rate (Reserve Adjusted)" shall have the meaning given to such term in the Credit Agreement.

         The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty, amounts outstanding under this Note in aggregate principal amounts of at least $1,000,000 and an integral multiple of $250,000 or the balance of such amounts, if less. Amounts prepaid may not be reborrowed.

         The following shall constitute "Events of Default" hereunder: (i) if any payment of principal, interest, fees or other amounts is not made on the date required for such payment under this Note (provided that, in the case of a default in the payment of any interest, fees or other amounts, such default shall continue unremedied for a period of five days after notice thereof from the Bank); (ii) the occurrence of any Event of Default under the Credit Agreement; or (iii) the termination of the Credit Agreement. Upon the occurrence of any Event of Default, the unpaid principal amount under this Note, together with all accrued but unpaid interest hereon, may become, or may be declared to be, immediately due and payable (or in the case of any Event of Default hereunder arising on account of the occurrence of an Event of Default under Section 12.1.3 the unpaid principal amount under this Note, together with all accrued but unpaid interest hereon, shall, in each case, without action on the part of the Bank, become immediately due and payable), without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

         No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any right of such holder nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

         The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Bank associated with the preparation, execution, delivery and administration of this Note, including reasonable fees and disbursements of special counsel for the Bank in connection with the administration of this Note, any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, or (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, actually incurred in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         The Borrower shall indemnify and defend the Bank and its respective directors, officers, agents, employees and affiliates from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to any loan extended or proposed to be extended to the Borrower hereunder (including, but without limitation, any use made or proposed to be made by the Borrower of the proceeds of such loan, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee), or any commitment or proposed commitment of the Bank under this Note, including, but without limitation, amounts paid in settlement, court costs, and fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings. The foregoing indemnification shall survive the repayment of the loans hereunder and the termination of this Note.

         This Note shall be governed by and construed in accordance with the laws of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court of the Western District of North Carolina and of any North Carolina State court sitting in Charlotte for purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         In addition to any rights now or hereafter granted under applicable law or otherwise, upon default in payment hereof or hereunder the Bank is hereby authorized at any time and from time to time without notice to the Borrower to set off and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or account of the Borrower against and on account of the obligation of the Borrower under this Note, irrespective of whether or not the Bank shall have made any demand hereunder and although said liabilities or claims, or any of them, shall be contingent or unmatured.

         THE BORROWER WAIVES DEMAND, NOTICE OF INTENT TO DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF PROTEST, GRACE, NOTICE OF DISHONOR, NOTICE OF INTENT TO ACCELERATE MATURITY, NOTICE OF ACCELERATION OF MATURITY, AND DILIGENCE IN COLLECTION. THE BORROWER WAIVES AND AGREES TO ONE OR MORE EXTENSIONS FOR ANY PERIOD OR PERIODS OF TIME, AND ANY PARTIAL PAYMENTS, BEFORE OR AFTER MATURITY, WITHOUT PREJUDICE TO

THE HOLDER OF THIS NOTE. THE BORROWER WAIVES NOTICE OF ANY AND ALL RENEWALS, EXTENSIONS, REARRANGEMENTS, AND MODIFICATIONS OF THIS NOTE.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.


                                        CONSECO, INC.

                                        By: /s/ Rollin M. Dick
                                            -----------------------------------
                                        Name: Rollin M. Dick
                                              ---------------------------------
                                        Title: Executive Vice President and CFO
                                              ---------------------------------